As filed with the Securities and Exchange Commission on May 29 , 1998

                                                 Registration No. 333-
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                             Cotelligent Group, Inc.
             (Exact name of registrant as specified in its charter)


    Delaware                        7379                         94-3173918
 (State or other            (Primary Standard                 (I.R.S. Employer
 jurisdiction of            Industrial Classification          Identification
 incorporation or               Code Number)                       Number)
  organization)

                              101 California Street
                                   Suite 2050
                         San Francisco, California 94111
                                 (415) 439-6400

                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
                                   -----------

                                James R. Lavelle
                Chairman of the Board and Chief Executive Officer
                             Cotelligent Group, Inc.
                        101 California Street, Suite 2050
                         San Francisco, California 94111
                                 (415) 439-6400

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                   -----------

                                    Copy to:
Daniel E. Jackson, Esq.                           David W. Pollak, Esq.
Cotelligent Group, Inc.                       Morgan, Lewis & Bockius LLP
101 California Street, Suite 2050                 101 Park Avenue
San Francisco, California 94111               New York, New York 10178
                                   -----------

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
                                   -----------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                                   -----------

     CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                       Amount To Be       Proposed Maximum              Proposed Maximum              Amount of
Title of Each Class of                  Registered     Offering Price Per Unit(1)   Aggregate Offering Price(1)   Registration Fee
Securities to be  Register
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value.............4,000,000                   $19.50                    $78,000,000                $15,600

------------------------------------------------------------------------------------------------------------------------------------


     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average high and low sale prices of the Common Stock reported on the New York Stock Exchange on May 27 , 1998.


                                   -----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


--------------------------------------------------------------------------------

PROSPECTUS

                                  SUBJECT TO COMPLETION, DATED MAY 29, 1998



Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                4,000,000 Shares


                             COTELLIGENT GROUP, INC.


                                  Common Stock



     This Prospectus covers 4,000,000 shares of common stock, $.01 par value (the "Common Stock"), which may be offered and issued by Cotelligent Group, Inc. (the "Company") from time to time in connection with the merger with or acquisition by the Company of other businesses or assets, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes or other similar instruments issued by the Company from time to time in connection with any such merger or acquisition.

     It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time the terms of a merger or acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").


     The Common Stock is included for quotation on the New York Stock Exchange. On May 27 , 1998, the closing price of the Common Stock of the Company on the New York Stock Exchange was $19.50 per share as published in The Wall Street Journal on May 28 , 1998.


     All expenses of this offering will be paid by the Company. The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries. The executive offices of the Company are located at 101 California Street, Suite 2050, San Francisco, California 94111 and its telephone number is (415) 439-6400.


                  The Common Stock offered hereby invokes a high degree of risk. See "Risk Factors" commencing on page 7 hereof.




  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                              The date of this Prospectus is May 29, 1998




NY02A/214177.3
                                                               1

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Cotelligent Group, Inc., 101 California Street, Suite 2050, San Francisco, California 94111 (telephone number (415) 439-6400) Attention: Secretary. In order to ensure timely delivery of the documents, any request should be made by a date which is five business days prior to the date on which the final investment decision must be made. See " Incorporation of Certain Documents by Reference."




                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Common Stock is listed on the New York Stock Exchange. Proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997, as filed with the Commission on February 18, 1998;

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 15, 1997;

         3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 15, 1997;


         4. The Company's Annual Report on Form 10-K for the Company's fiscal year ended March 31, 1997, as filed with the Commission on June 30, 1997 (excluding the financial statements included in such Annual Report);

         5. The Company's Current Reports on Form 8-K as filed with the Commission on September 24, 1997, October 28, 1997, January 16, 1998 (as amended on January 23, 1998), February 4, 1998, March 2, 1998 (including the financial statements included therein) and March 11, 1998; and


         6. The description of the Company's Common Stock registered under the Exchange Act contained in the Company's Registration Statement on Form 8-A as filed with the Commission on February 18, 1998.

         All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in a prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests for such copies should be directed to Cotelligent Group, Inc., 101 California Street, Suite 2050, San Francisco, California 94111, Attention: Secretary. Telephone requests may be directed to the Company's Secretary at (415) 439-6400.



NY02A/214177.3
                                        4

                                   THE COMPANY

         Cotelligent Group, Inc. ("Cotelligent" or the "Company") is a software professional services firm providing information technology ("IT") consulting services, including staff augmentation, project management and outsourcing services, to businesses with complex IT operations. The Company operates offices in 22 metropolitan areas across the United States. The Company provides its clients with IT professionals who are proficient in a wide variety of hardware and software platforms. Cotelligent's IT professionals are primarily billed on a time and materials basis and offer clients specialized expertise in implementation services including applications design, programming, development and maintenance, client/server design and development, systems software design, systems engineering, systems integration, intranet/internet design and development and network design and management services. At December 31, 1997, the Company had approximately 2,700 employees, including a technical staff of approximately 2,200 IT professionals, providing services to approximately 550 clients across a broad spectrum of commercial industries throughout the United States, including telecommunications, technology and financial services. The Company's clients include AT&T Corp., AT&T Wireless Services, Bell Communications Research, Cargill Financial Services Corp., Frito-Lay, JC Penney, Inc., Liberty Mutual Insurance Co., Lucent Technologies Inc., MCI Communications Corporation, Mercantile Bankshares Corporation, Microsoft Corporation, Monsanto Company, Office Depot, Inc., Pacific Bell and US West, Inc.

         The IT consulting services industry is expected to experience continued growth over the next several years. According to Dataquest estimates, United States spending for IT professional services (excluding training and education) will be approximately $68 billion in 1998 and is projected to grow at a compound annual growth rate of 14% through 2000. This increased demand for IT consulting services is largely fueled by: (i) increasing pressure on businesses to generate timely, accurate business information; (ii) the proliferation of more powerful and less expensive computer hardware/software; (iii) the trend away from centralized mainframes and custom applications to personal computer-driven systems, employing a broad range of complex software applications; and (iv) the emergence of the Year 2000 issue, which has caused companies to seek out and implement more advanced IT systems and solutions. As a result, businesses have invested, and are likely to continue to invest, significant amounts of capital to build, support and update their IT infrastructures. Concurrent with this increase in IT-related expenditures, competition has pressured corporations to reduce or eliminate costs unrelated to core operational competencies. As such, businesses are increasingly turning to IT consulting services companies such as Cotelligent to help them appropriately staff and manage a wide array of IT consulting and support needs. By contracting with Cotelligent, corporations can access skilled IT professionals on an "as-needed" basis, converting their fixed labor costs into variable costs and reducing their costs of recruiting, hiring, training and terminating permanent employees.

         The Company's goal is to be a leading nationwide provider of IT consulting services, including staff augmentation, project management and outsourcing services, to businesses with complex IT operations. To accomplish this goal, the Company has implemented a business strategy consisting of two distinct components. First, the Company has adopted an operating strategy for internal growth by: (i) creating an infrastructure to effectively recruit and retain qualified IT professionals; (ii) leveraging its local client relationships in a coordinated effort to provide services on a national scope to its larger accounts; (iii) operating with a decentralized management structure to foster an environment in which "best practices" are shared on a Company-wide basis, allowing successful strategies to be implemented at various operating locations; (iv) leveraging the Cotelligent brand by transitioning from the local names of the operating units to Cotelligent's national identity; and (v) pursuing strategic alliances with nationally established technology companies, such as Microsoft Corporation, through which the Company will enhance its technical support capabilities and strengthen certain of its key business relationships.

         As the second part of its business strategy, the Company intends to broaden the geographic and technical scope of its operations by acquiring established firms that offer complementary IT consulting services in new or existing regions and that will expand the depth and breadth of services provided to clients. The IT consulting industry is highly fragmented. According to INPUT, an international research firm, approximately 3,500 IT consulting services businesses with annual revenues in excess of $1 million provide services and expertise in the United States. As a result of this fragmentation, the IT consulting services industry has recently experienced consolidation as smaller, regional firms have become less able to effectively compete with larger, national IT consulting services firms which often possess greater access to capital and IT professionals as well as the service capabilities required to serve large companies that are consolidating their vendor lists. To capitalize on this industry fragmentation and trend towards consolidation, the company has developed an acquisition strategy based on a philosophy to: (i) purchase local or regional IT consulting services firms with successful, proven operating models; (ii) allow the acquired company to operate in a manner consistent with its historical practice and as dictated by local market conditions, rather than converting the operations to a standardized national business model; and (iii) improve the acquired company's profitability by passing on the operating and financial benefits associated with national firm status. The Company believes that this philosophy differentiates Cotelligent from other potential acquirors and is attractive to acquisition candidates who wish to preserve their corporate culture. The Company also believes that this acquisition strategy will allow it to secure assignments from clients seeking to do business with national IT consulting services firms, as well as regional businesses seeking local relationships.

     In February 1996, the Company acquired, simultaneously with the closing of its initial public offering (the "IPO"), four established providers (the
"Initially Acquired Companies") of IT consulting services to serve as a foundation to execute its growth strategy. Since the IPO, the Company has acquired sixteen additional IT consulting services firms (the "Subsequent Acquisitions") which have strengthened the Company's operations by diversifying its base of Fortune 1000 clients, expanding its national presence, broadening its nationwide resource pool and client base and increasing the Company's capabilities and expertise.

     The Company was incorporated in February 1993 under the laws of the State of California as TSX, a California corporation. In November 1995, the Company changed its jurisdiction of incorporation to Delaware and its name to Cotelligent Group, Inc. Unless the context otherwise requires, references in this Prospectus to the " Company" and to "Cotelligent" refer to TSX, a California corporation, and Cotelligent Group, Inc., a Delaware corporation.

         The Company's executive offices are located at 101 California Street, Suite 2050, San Francisco, California 94111 and its telephone number is (415) 439-6400.



NY02A/214177.3
                                        6

                                  RISK FACTORS

Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

Dependence on Availability of Qualified Technical Consultants

         The Company is dependent upon its ability to attract, hire and retain IT professionals who possess the skills and experience necessary to meet the service requirements of its clients. The Company must continually identify, screen and retain qualified IT professionals to keep pace with increasing client demand for rapidly evolving technologies and changing client needs. Further, many of the IT professionals provided by the Company to its clients are not committed to provide their services exclusively to the Company. The Company competes with other companies in a variety of industry segments seeking to engage the services of such personnel. Competition for individuals with proven technical skills is intense. The Company competes for such individuals with other providers of technical services, systems integrators, providers of outsourcing services, computer systems consultants, clients and temporary staffing companies. In the past, the Company has experienced difficulties in identifying and retaining qualified IT professionals and has therefore been unable in certain instances to fill requests for services from clients. There can be no assurance that qualified IT professionals will be available to the Company in sufficient numbers. An inability to locate, retain and successfully place qualified IT professionals to fill client requests could have a material adverse effect on the Company's business, financial condition and results of operations.

Integration of Operating Units


         Prior to February 20, 1996, the date of the IPO, Cotelligent was a non-operating entity and generated no revenue. Since the IPO, the Company has acquired the Subsequent Acquisitions, eight of which were acquired in the fiscal year ended March 31, 1997 and eight of were acquired in the fiscal year ended March 31, 1998. There can be no assurance that the Company will be able to successfully integrate its operating units on an economic or operational basis or that the Company's management group will be able to oversee the combined entity and effectively implement the Company's business strategy. The combined historical financial results of the Company cover periods when the operating units and Cotelligent were not under common control or management and as such may not be indicative of the Company's future financial or operating results.


     In addition, the Company intends to expand its business through the acquisition of additional IT consulting services businesses. There can be no assurance that the Company will be able to successfully integrate acquired businesses, if any, into the Company's infrastructure without substantial costs, delays or other operational or financial problems. Further, the Company's ability to manage future growth will depend significantly upon the Company's ability to integrate its operating units and any acquired businesses and develop Company-wide systems and operating procedures. An inability of the Company to successfully integrate the operating units or any acquired businesses would have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance on and Retention of Key Management

         The Company's operations are dependent on the continued efforts of its executive officers and on the senior management of the operating units. While the Company has entered into employment agreements with certain of these individuals, there can be no assurance that any individual will continue in his or her present capacity with the Company for any specified period. The Company also expects that in order to pursue its operating strategy successfully, it will be required to hire additional management personnel at regional levels to implement adequate Company-wide systems and controls at each of the operating units. If the Company is unable to hire, train and integrate new management personnel effectively, or if such personnel are unable to achieve anticipated performance levels, the Company's business, financial condition and results of operations could be adversely affected. Furthermore, the Company will likely be dependent on the senior management of businesses, if any, that may be acquired in the future. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's businesses or prospects could be adversely affected. The Company does not maintain key man life insurance covering any of its executive officers or other members of senior management.

Pricing and Margin Pressure

         Many of the Company's larger clients purchase IT services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other IT consulting services organizations and temporary placement agencies that provide the same or similar services at equal or lower costs. Furthermore, as competition intensifies between IT consulting services providers, there may be increased demand for qualified IT professionals resulting in upward market pressure on compensation rates. Additionally, certain of the Company's clients require that their vendors reduce rates after services have commenced. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historical gross profit levels or to operate profitably.

Competition

         The IT consulting services industry is highly competitive, fragmented and subject to rapid change. There are numerous companies engaged in the Company's business, many of which have greater technical, financial or marketing resources than the Company. Competition in the IT consulting services industry includes local, regional and national systems consulting and integration firms, professional service divisions of applications software firms, the professional service groups of computer equipment companies, management information outsourcing companies, certain "Big Six" accounting firms and general management consulting firms. The Company intends to enter new markets and offer new services by acquiring companies and expects that one or more of its competitors will have a presence in each of such new markets and are or will be providing such new services. The majority of the Company's competitors are smaller regional firms with a strong presence in their respective local markets.
Further,  many  of the  larger  companies  which  have  traditionally  made up a substantial portion of the Company's target markets have recently been consolidating their vendor lists to a smaller number of preferred service providers. To the extent the Company is unable to meet the necessary requirements of such larger companies and become a preferred service provider, its ability to attract and retain such clients will be adversely affected. As a result, the Company may lose its existing clients or have difficulty acquiring new clients. There can be no assurance that the Company will be able to compete effectively against present and future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company competes for qualified IT professionals and viable acquisition candidates. There can be no assurance that the Company will be successful in attracting, hiring and retaining such personnel or in implementing its acquisition program.

Risks Related to Acquisitions

         The Company intends to expand its operations through the acquisition of additional IT consulting services businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses, if any, without substantial costs, delays or other operational or financial problems. Acquisitions may also involve a number of specials risks, including diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events, circumstances or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, if competition for acquisition candidates increases, the purchase price of such target companies may increase to the point that otherwise viable acquisitions become cost prohibitive. Client satisfaction or performance problems at a single acquired firm could have a material adverse effect on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The inability of the Company to implement and manage its acquisition strategy successfully may have an adverse effect on the future prospects of the Company.

Need for Acquisition Financing

     The Company currently intends to finance future acquisitions by using cash, notes and/or shares of its Common Stock for all or a portion of the consideration to be paid. If the Common Stock does not maintain a sufficient value, or potential acquisition candidates are unwilling to accept Common Stock as part or all of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources, if available, to execute its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable to successfully implement its acquisition strategy, which may have an adverse effect on the future prospects of the Company. The Company has a $40.0 million syndicated revolving line of credit facility (the "Credit Line") available for working capital and other general corporate purposes, which may include acquisitions. There can be no assurance, however, that the Credit Line will be sufficient for the Company's needs.

Absence of Long-Term Contracts; Client Concentration

         A significant amount of the Company's revenues are primarily derived from services provided in response to client requests or on an assignment-by-assignment basis, and the Company's engagements, generally billed on a time and materials or arranged fee basis, are terminable at any time by clients, generally without penalty. There can be no assurance that existing clients will continue to use the Company's services at historical levels, if at all. In addition, for the nine months ended December 31, 1997, the Company's largest client accounted for approximately 8% of the Company's revenues and the Company's ten largest clients accounted for approximately 31% of the Company's revenues. There can be no assurance that these clients will continue to engage the Company for additional projects or do so at the same revenue levels. Loss of a major client could have a material adverse effect on the Company's business, financial condition and results of operations.

Year 2000 Conversion Efforts

     As the Year 2000 approaches, many date sensitive computer applications will fail because they are unable to process dates properly beyond December 31, 1999. Businesses will thus be required to devote significant resources to converting their information systems over the next three years. In the event that Year 2000 conversions result in a significant increase in competition for IT professionals or the Company's clients devote substantial resources to such conversions and decrease their expenditures on projects worked on by the Company's IT professionals, the Company's business, financial condition and results of operations may be materially adversely affected.

Possible Fluctuation of Results and Volatility of Stock Price

     The Company's revenues, gross margins and operating margins for any particular quarter are generally affected by business mix and billing rates, resource requirements, marketing activities, retention rates and the timing and size of client projects. Results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year and may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of high growth companies in particular, have experienced extreme price fluctuations, often for reasons unrelated to the performance of a particular company's business. These broad market and industry fluctuations may adversely affect the market price of the Common Stock.

Project Risks

     The Company's IT professionals are often deployed in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. A failure to avoid these risks may result in negative publicity for the Company and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future.

     The Company is also exposed to liability with respect to actions taken by its IT professionals while on assignment, such as damages caused by employee errors, misuse of client-proprietary information or theft of client property. Due to the nature of the Company's assignments and the potential liability with respect thereto, there can be no assurance that any insurance maintained by the Company will be adequate to cover any such liability. To the extent that such insurance is not sufficient in amount or scope to cover a loss, the Company's business, financial condition and results of operations could be materially adversely affected.

Anti-Takeover Provisions

         The Company has a stockholder rights plan in effect (the "Rights Plan"). Under the terms of the Rights Plan, the holders of the Common Stock received one preferred share purchase right (each, a "Right"), as a dividend for each share of Common Stock held as the close of business on September 24, 1997. Each Right entitles the holder to buy 1/10,000 of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $90.00. Further, each Right gives the holder the right to buy one share of Common Stock of the Company having twice the value of the exercise price of the Rights if a person or group acquires beneficial ownership of 20% or more of the Common Stock or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Stock. In addition, the Board of Directors of the Company is empowered to issue up to 500,000 shares of preferred stock, and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of the Rights Plan and this "blank-check" preferred stock may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank-check" preferred stock, and any issuance thereof, may have an adverse effect on the market price of the Common Stock. The Company's Certificate of Incorporation provides for a "staggered" Board of Directors, which may also have the effect of inhibiting a change of control of the Company and may have an adverse effect on the market price of the Common Stock.

                                 USE OF PROCEEDS

         This Prospectus relates to shares of Common Stock of the Company which may be offered and issued by the Company from time to time in connection with the acquisition of other businesses or properties, and upon exercise or conversion of, warrants, options, convertible debentures or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings.


                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

         This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received shares of Common Stock covered by the Registration Statement in acquisitions of businesses or properties by the Company, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Act. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Shareholders, subject to limitations and conditions which may be varied by agreement between the Company and the Selling Stockholders.

     The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

         There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein. Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Act, setting forth (i) the name of each Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, which commissions may be negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders.

         In addition or alternatively, the shares registered hereby may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, and in connection therewith, commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal thereafter may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and, in connection with such resales, may pay to or receive commissions from the purchasers of such shares.


                          DESCRIPTION OF CAPITAL STOCK

General


     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock "). As of May 27, 1998, the Company had outstanding 14,096,368 shares of Common Stock and no shares of Preferred Stock. As of May 27, 1998, there were 109 record holders of Common Stock. The following summary is qualified in its entirety by reference to the Compan s Certificate of Incorporation, copies of which are available on request to the Company.


Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

         Subject to the rights of any then-outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be, upon payment therefor, fully paid and non-assessable.

         The Common Stock is traded on the New York Stock Exchange under the symbol "CGZ".

Preferred Stock

         Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

         One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

Stockholder Rights Plan

         On September 9, 1997, the Board of Directors declared a dividend distribution of one right (each, a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on September 24, 1997. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-ten thousandth of a share (a "Unit") of the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Shares"), or a combination of securities and assets of equivalent value, at a Purchase Price of $90.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Plan (the "Rights Plan") between the Company and BankBoston, N.A., a Rights Agent.

         Initially, ownership of the Rights is evidenced by the Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) the close of business on such date as may be fixed by the Board of Directors, which date shall not be more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owing 20% or more of the outstanding shares or Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after September 24, 1997 will contain a notation incorporating the Rights Plan by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     Except in the circumstances described below, after the Distribution Date each Right will be exercisable into one one-ten thousandth of a Preferred Share (a "Preferred Share Fraction"). Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Common Stock. The voting and dividend rights of the Preferred Shares are subject to adjustment in the event of dividends, subdivisions and combinations with respect to the Common Stock of the Company. In lieu of issuing certificates for Preferred Share Fractions which are less than an integral multiple of one Preferred Share (i.e. 10,000 Preferred Share Fractions), the Company may pay cash representing the current market value of the Preferred Share Fractions.

         In the event that at any time following the Stock Acquisition Date, (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock remain outstanding, (ii) a Person becomes the beneficial owner of more than 20% of the then outstanding Common Stock other than pursuant to a tender offer that provides fair value to all stockholders, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Plan, or (iv) during such time as there is an Acquiring Person an event occurs that results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. In lieu of requiring payment of the Purchase Price upon exercise of the Rights following any such event, the Company may permit the holders simply to surrender the Rights, in which event they will be entitled to receive Common Stock (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full Purchase Price. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in clause (i), (ii), (iii) or (iv) of this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by any Acquiring Person who was involved in the transaction giving rise to any such event will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

         In the event that, at any time  following the Stock  Acquisition  Date,
(i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that is described in, or that follows a tender offer or exchange offer described in, the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right. Again, provision is made to permit surrender of the Rights in exchange for one-half of the value otherwise purchasable. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. That ten day redemption period may be extended by the Board of Directors so long as the Rights are still redeemable. Under certain circumstances set forth in the Rights Plan, the decision to redeem will require the concurrence of a majority of the Continuing Directors (as defined in the Rights Plan). Immediately upon the action of the Board of Director ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

         This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Right Plan, which has been filed with the Securities and Exchange Commission (the "Commission") and is incorporated herein by reference.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.


NY02A/214177.3
                                       14

                              PLAN OF DISTRIBUTION

         The Company will issue shares of Common Stock from time to time in connection with the acquisition by the Company of other businesses or assets. It is expected that the terms of the acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus has been passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.


                                     EXPERTS


         The Financial Statements incorporated by reference in this Registration Statement, to the extent and for the periods indicated in the reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.




NY02A/214177.3
                                       15

     No dealer, representative or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.








                            -------------------------

                                TABLE OF CONTENTS
                            -------------------------


                                                  Page

Available Information...............................3
Incorporation of Certain Documents by Reference.....3
The Company.........................................5
Risk Factors........................................7
Use of Proceeds....................................10
Outstanding Securities.............................10
Description of Capital Stock.......................12
Plan of Distribution...............................15
Legal Matters......................................15
Experts............................................15




                                4,000,000 SHARES

                             COTELLIGENT GROUP, INC.

                                  COMMON STOCK






                                  May 29, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

          The Company maintains liability insurance for the benefit of its directors and officers.

Item 21.  Exhibits and Financial Statement Schedules

          Exhibit
           Number                                                            Description

         4.1              Form of certificate evidencing ownership of Common Stock of the Registrant (Exhibit 4.1 of the Registration Statement on Form S-1 (File No. 33-80267) is hereby incorporated by reference)

         4.2              Form of Rights Certificate (Exhibit B to Exhibit 4.1 of the Registration Statement on Form
                          S-1 (File No. 33-80267) is hereby incorporated by reference)

                                      II-2


         5.1              Opinion of Morgan, Lewis & Bockius LLP*

         23.1             Consent of Arthur Andersen LLP*

         23.2             Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)*

         24               Power of Attorney (included with the signature page hereof)*

         ----------------
         *   File herewith

Item 22.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) As follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


          (6)  That  every  prospectus  (i)  that  is  filed  pursuant  to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bon a fide offering thereof.

         (7) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved there, that was not the subject of and included in the registration statement when it became effective.

         (9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on this 29 day of May, 1998.


                                  COTELLIGENT GROUP, INC.

                                  By:
                                  --------------------------------
                                  James R. Lavelle
                                  Chairman of the Board and
                                        Chief Executive Officer


                                                 POWER OF ATTORNEY


Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes James R. Lavelle, Michael L. Evans Daniel E. Jackson and Herbert D. Montgomery, and each of them singly, his true and lawful attorneys-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Cotelligent Group, Inc.) to sign and file any and all amendments to this report with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and he hereby ratifies and confirms as all that said attorneys-in-fact or any of them, or this or his substitutes, may lawfully do or cause to be done by virtue hereof.


Signature                                              Capacity In Which Signed                     Date



/s/ James R. Lavelle                                   Chairman of the Board and                    May 29, 1998
-------------------------                                Chief Executive Officer (Principal
    James R. Lavelle                                     Executive Officer)




/s/ Edward E. Faber                                    Vice Chairman of the Board                   May 29, 1998
--------------------------
    Edward E. Faber




/s/ Michael L. Evans                                   President and Chief Operating Officer        May 29, 1998
---------------------------                               and Director
    Michael L. Evans



/s/ Herbert D. Montgomery                              Senior Vice President, Chief                 May 29, 1998
----------------------------                             Financial Officer and Treasurer
    Herbert D. Montgomery                                (Principal Financial Officer)



Signature                                              Capacity In Which Signed                     Date



/s/ Curtis J. Parker                                   Vice President, Chief Accounting             May 29, 1998
-----------------------------                            Officer (Principal Accounting
    Curtis J. Parker                                     Officer)



/s/ Susan E. Trice                                     Director                                     May 29, 1998
------------------------------
    Susan E. Trice


/s/ John E. Chamberlain                                Director                                     May 29, 1998
-------------------------------
    John E. Chamberlain



/s/ Anthony M. Frank                                   Director                                     May 29, 1998
--------------------------------
    Anthony M. Frank



/s/ B. Tom Green                                       Director                                     May 29, 1998
--------------------------------
    B. Tom Green



/s/ Harvey L. Poppel                                    Director                                    May 29, 1998
--------------------------------
    Harvey L. Poppel



/s/ Jeffrey J. Bernardis                                 Director                                    May 29, 1998
--------------------------------
    Jeffrey J. Bernardis



/s/ Daniel M. Beals                                      Director                                   May 29, 1998
---------------------------------
    Daniel M. Beals


                                INDEX TO EXHIBITS



         Exhibit
         Number           Description


         4.1              Form of certificate evidencing ownership of Common Stock of the Registrant (Exhibit 4.1 of the Registration Statement on Form S-1 (File No. 33-80267) is hereby incorporated by reference)

         4.2              Form of Rights Certificate (Exhibit B to Exhibit 4.1 of the Registration Statement on Form
                          S-1 (File No. 33-80267) is hereby incorporated by reference)

         5.1              Opinion of Morgan, Lewis & Bockius LLP*

         23.1             Consent of Arthur Andersen LLP*

         23.2             Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)*

         24               Power of Attorney (included with the signature page hereof)*

         ----------------
         *   File herewith


NY02A/214177.3
                                      II-7